222 NORTH LASALLE STREET

CHICAGO, ILLINOIS 60601

T: + 1 (312) 609 7500

F: + 1 (312) 609 5005

CHICAGO • NEW YORK • WASHINGTON, DC

LONDON • SAN FRANCISCO • LOS ANGELES

October 6, 2014

American Municipal Income Portfolio Inc.	Nuveen Investment Quality Municipal Fund, Inc.
800 Nicollet Mall	333 West Wacker Drive
Minneapolis, Minnesota 55402	Chicago, Illinois 60606

Re:	Merger of American Municipal Income Portfolio Inc. with and into Nuveen
Investment Quality Municipal Fund, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of June 24, 2014 (the “Plan”), by and among American Municipal Income Portfolio Inc., a Minnesota corporation (the “Target Fund”), Nuveen Investment Quality Municipal Fund, Inc., a Minnesota corporation (the “Acquiring Fund”), and, for purposes of Section 9.1 of the Plan only, U.S. Bancorp Asset Management, Inc., the investment adviser to the Target Fund, and Nuveen Fund Advisors, LLC, a sub-adviser to the Target Fund. The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and collectively as the “Funds.”

The Plan contemplates the merger pursuant to applicable state law of the Target Fund with and into the Acquiring Fund with the Acquiring Fund surviving and the conversion of the common stock of the Target Fund into voting shares of common stock, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Common Shares”), and the conversion of the Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”), Series 2017 of the Target Fund into voting VMTP Shares, par value $0.01 per share and liquidation preference $100,000 per share, of the Acquiring Fund having all the various rights, preferences and privileges set forth in the Statement Establishing and Fixing the Rights and Preferences of VMTP Shares (“Acquiring Fund VMTP Shares” and together with Acquiring Fund Common Shares, “Acquiring Fund Shares”) (collectively, the “Merger”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon (i) representations made to us by duly authorized officers of the Funds in letters dated October 6, 2014 and (ii) the opinion of K&L Gates LLP dated October 6, 2014 regarding the Acquiring Fund VMTP Shares issued in the Merger being treated as equity for federal income tax purposes (the “Equity Opinion”). We have also examined such other agreements, documents and

American Municipal Income Portfolio Inc.

Nuveen Investment Quality Municipal Fund, Inc.

October 6, 2014

corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Merger described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”) and (ii) the Acquiring Fund VMTP Shares issued in the Merger will be treated as equity for federal income tax purposes, which assumption is consistent with the Equity Opinion. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to the Merger, that for U.S. federal income tax purposes:

1.          The merger of the Target Fund with and into the Acquiring Fund pursuant to applicable state laws will constitute a “reorganization” within the meaning of section 368(a)(l) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to the merger.

2.          No gain or loss will be recognized by the Acquiring Fund upon the merger of the Target Fund with and into the Acquiring Fund pursuant to applicable state laws. (Section 1032(a) of the Code).

3.          No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into the Acquiring Fund pursuant to applicable state laws. (Sections 361(a) and (c) and 357(a) of the Code).

4.          No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion of all their shares of the Target Fund solely into Acquiring Fund Shares in the merger of the Target Fund with and into the Acquiring Fund pursuant to applicable state laws, except with respect to any cash received in lieu of a fractional Acquiring Fund Common Share. (Section 354(a) of the Code).

American Municipal Income Portfolio Inc.

Nuveen Investment Quality Municipal Fund, Inc.

October 6, 2014

5.          The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the merger (including any fractional Acquiring Fund Common Share to which a Target Fund shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares that were converted into such Acquiring Fund Shares. (Section 358(a)(1) of the Code).

6.          The holding period of the Acquiring Fund Shares received by each Target Fund shareholder (including any fractional Acquiring Fund Common Share to which a shareholder would be entitled) in the merger will include the period during which the shares of the Target Fund that were converted into Acquiring Fund Shares were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time of the merger. (Section 1223(1) of the Code).

7.          The basis of the assets of the Target Fund received by the Acquiring Fund in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time of the merger. (Section 362(b) of the Code).

8.          The holding period of the assets of the Target Fund received by the Acquiring Fund in the merger will include the period during which those assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to (a) the federal income tax consequences of payments to shareholders of the Target Fund who exercise dissenters’ rights or (b) the effect of the Merger on the Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

American Municipal Income Portfolio Inc.

Nuveen Investment Quality Municipal Fund, Inc.

October 6, 2014

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Target Fund’s common shares are listed and traded on the New York Stock Exchange under the symbol XAA. The Target Fund currently has outstanding VMTP Shares, Series 2017. All the outstanding common shares and VMTP Shares of the Target Fund are treated as equity for federal income tax purposes. The Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

The Acquiring Fund similarly has been registered and operated since it commenced operations as a closed-end management investment company under the 1940 Act. Acquiring Fund Common Shares are listed and traded on the New York Stock Exchange under the symbol NQM. In addition, the Acquiring Fund currently has outstanding Variable Rate Demand Preferred Shares. As part of the Merger, the Acquiring Fund will issue a new series of Acquiring Fund VMTP Shares, Series 2017. The Acquiring Fund Common Shares and Acquiring Fund VMTP Shares to be issued in the Merger will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Target Fund will merge pursuant to applicable state law with and into the Acquiring Fund with the Acquiring Fund surviving and the common stock of the Target Fund will be converted into Acquiring Fund Common Shares and the VMTP Shares of the Target Fund will be converted into Acquiring Fund VMTP Shares. Pursuant to such state law, as of the Effective Time, all of the assets and liabilities of the Target Fund will become the assets and liabilities of the Acquiring Fund and the separate legal existence of the Target Fund shall cease for all purposes.

Each share of common stock of the Target Fund outstanding immediately prior to the Effective Time will be converted into a number of Acquiring Fund Common Shares equal to the quotient of the net asset value per common share of the Target Fund as of the Valuation Time (as defined in the Plan) divided by the net asset value of an Acquiring Fund Common Share as of such time. Each VMTP Share of the Target Fund will be converted into one Acquiring Fund

American Municipal Income Portfolio Inc.

Nuveen Investment Quality Municipal Fund, Inc.

October 6, 2014

VMTP Share. The Acquiring Fund VMTP Shares issued pursuant to the Merger will have the same liquidation preference and value as of the Effective Time as the VMTP Shares of the Target Fund outstanding at the Effective Time and the terms of the Acquiring Fund VMTP Shares received by a holder of Target Fund VMTP Shares will be substantially the same as the terms of the Target Fund VMTP Shares surrendered by such shareholder in the Merger. No fractional Acquiring Fund Common Shares will be issued in connection with the Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Common Shares, will aggregate all fractional Acquiring Fund Common Shares and sell the resulting whole on the New York Stock Exchange for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of the Merger, every common shareholder of the Target Fund will own Acquiring Fund Common Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund common shares held by such shareholder as of the Valuation Time and each holder of Target Fund VMTP Shares will own Acquiring Fund VMTP Shares with an aggregate liquidation preference and value as of the Effective Time equal to the aggregate liquidation preference and value of the Target Fund VMTP Shares held by such shareholder as of the Effective Time.

Following the Merger, the Acquiring Fund will continue the Target Fund’s historic business or use a significant portion of the Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the Target Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of the Acquiring Fund. The Target Fund will not alter its portfolio in connection with the Merger to meet this thirty-four percent (34%) threshold. Neither the Acquiring Fund nor the Target Fund modified any of its investment objectives, strategies, policies, risks or restrictions in connection with the Merger and the Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Merger.

In approving the Merger, the Board of Directors of each Fund (the “Boards”) determined that the Plan and the transactions contemplated thereunder are in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Merger. In making such determination, the Boards considered the similarities and differences in the Funds’ investment objectives and principal investment strategies, economies of scale and the potential for lower total expenses.

American Municipal Income Portfolio Inc.

Nuveen Investment Quality Municipal Fund, Inc.

October 6, 2014

CONCLUSION

Based on the foregoing, it is our opinion that the merger under applicable state law of the Target Fund with and into the Acquiring Fund with the Acquiring Fund surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a)(l) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Common Share, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(l) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds solely for their benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of either of the Funds. This letter is not to be relied upon for the benefit of any other person.

American Municipal Income Portfolio Inc.

Nuveen Investment Quality Municipal Fund, Inc.

October 6, 2014

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-196106) containing the Joint Proxy Statement/Prospectus dated June 27, 2014 relating to the Merger filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.
VEDDER PRICE P.C.